Exhibit 8.3


RP FINANCIAL, L.C.
_______________________________________
Financial Services Industry Consultants


                                                               November 20, 1998


Board of Directors
Capitol Federal Savings and Loan Association
700 Kansas Avenue
Topeka, Kansas   66603


Re:      Plan of Reorganization and Stock Issuance Plan: Subscription Rights
         -------------------------------------------------------------------


Members of the Board of Directors:

         All capitalized terms not otherwise defined in this letter have the meanings given to such terms in an amended Plan of Reorganization and Stock Issuance Plan (the "Plan") adopted by the Board of Directors of Capitol Federal Savings and Loan Association ("Capitol Federal Savings") on August 25, 1998. Pursuant to the Plan, Capitol Federal Savings will become a wholly-owned subsidiary of Capitol Federal Financial (the "Company"), a federal corporation in organization, and the Company will issue a majority of its Common Stock to Capitol Federal Savings Bank MHC (the "MHC"), and will sell a minority of its Common Stock to the public.

         We understand that, in accordance with the Plan, Subscription Rights to purchase shares of Common Stock in the Company are to be issued to: (1) Eligible Account Holders; (2) the Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; (4) Other Members; and (5) Directors, Officers and Employees. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Direct Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

          1.   the Subscription Rights will have no ascertainable  market value;
               and

          2. the price at which the Subscription Rights are exercisable will not be more or less than the estimated pro forma market value of the shares upon issuance.


         Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stock as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.


                                                Respectfully submitted,

                                                /s/ RP FINANCIAL, LC.
                                                -----------------------------
                                                    RP FINANCIAL, LC.